Exhibit 6

IRREVOCABLE WAIVER

AND CONSENT TO AMENDMENT OF BYLAWS

THIS IRREVOCABLE WAIVER AND CONSENT TO AMENDMENT OF BYLAWS (this “Waiver”) is executed by Minorplanet Systems PLC, a United Kingdom public limited company (“MPUK”), to be effective as of August     , 2003.

WHEREAS, Minorplanet Systems USA, Inc., a Delaware corporation formerly known as @Track Communications, Inc. (“MPUSA”), MPUK and Mackay Shields, LLC, a Delaware limited liability company, entered into that certain Stock Purchase and Exchange Agreement dated as of February 14, 2001 (the “Purchase Agreement”), and pursuant thereto, MPUK, among others, purchased shares of MPUSA’s common stock, par value $0.01 per share;

WHEREAS, MPUK has elected to not appoint any Investor Directors (as such term is defined in MPUSA’s Second Amended and Restated Bylaws (the “Bylaws”));

WHEREAS, the following parties entered into that certain Exclusive License and Distribution Agreement (the “License Agreement”) dated June 13, 2001 Mislex (302) Limited, as licensee, now known as Minorplanet Systems USA Limited, a United Kingdom private limited company which is the wholly-owned subsidiary of Caren (292) Limited, a United Kingdom private limited company which, in turn, is the wholly-owned subsidiary of MPUSA, and Caren (292) Limited, as licensor, which assigned its rights as licensor to Minorplanet Limited, a United Kingdom private limited company which is a subsidiary of MPUK, and such parties subsequently entered into that certain Addendum to the License Agreement dated September 26, 2002, which provided for the payment of certain fees, expenses and charges (the “Addendum”); and

WHEREAS, in connection with, and as a condition to the closing of certain transactions contemplated by, that certain binding Letter Agreement by and between MPUSA and MPUK dated August     , 2003 (the “Letter Agreement”), MPUK desires to waive any requirement of MPUSA to comply, after the date hereof, with certain provisions of the Purchase Agreement, the Bylaws and the Addendum as set forth below and release MPUSA from any liability in connection with any future violations of such provisions.

In consideration of the premises and the mutual agreements herein set forth and the entering into of the Letter Agreement and the consummation of the transactions contemplated thereby, MPUK hereby agrees as follows:

1. MPUK hereby irrevocably and forever waives the performance and discharge of any and all obligations and restrictions that have been or may be imposed on MPUSA pursuant to Sections 6.01, 6.02, 6.03, 6.04, 7.09, 7.16, 7.17 and 7.27 of the Purchase Agreement after the date hereof. Notwithstanding anything to the contrary in Section 11.06 or any other provision of the Purchase Agreement, this waiver is a continuing and irrevocable waiver by MPUK.

2. MPUK hereby irrevocably and forever waives the performance and discharge of any and all obligations and restrictions that may have been or may be imposed on MPUSA pursuant to Article XI of MPUSA’s Bylaws (including, without limitation, the right to elect or designate directors pursuant to such provisions) after the date hereof, and MPUK hereby irrevocably consents to, approves and authorizes MPUSA to amend the Bylaws to forever remove Article XI from such Bylaws. Notwithstanding anything in the Bylaws to the contrary, the waiver granted hereby is a continuing and irrevocable waiver of MPUK.

3. MPUK hereby irrevocably and forever waives the performance and discharge by MPUSA and any of its affiliates and subsidiaries of any and all obligations and liabilities for any and all fees, expenses and charges for “Executive Sales/Marketing Consulting Services,” including without limitation, compliance by MPUSA with Sections 3 and 5 of the Addendum prior to or after the date hereof. For purposes of reference, a copy of the Addendum is attached hereto as Exhibit A. Notwithstanding anything to the contrary contained in the Addendum or the License Agreement, this waiver is a continuing and irrevocable waiver by MPUK.

4. MPUK, for itself, its affiliates, its successors and assigns, and on behalf of each of the foregoing, does now RELEASE, ACQUIT and FOREVER DISCHARGE MPUSA, its employees, shareholders, directors, subsidiaries, affiliates and officers, and their respective successors and assigns, of and from any and all claims, demands, actions, judgements and executions which MPUK or its affiliates or subsidiaries (including, without limitation, the parties to the License Agreement and Addendum), or their respective successors and assigns may have or claim to have, against MPUSA, its employees, shareholders, directors subsidiaries, affiliates and officers, and their respective successors and assigns, in any capacity, arising out of or in any way connected with MPUSA’s compliance or noncompliance with the provisions of Sections 6.01, 6.02, 6.03, 6.04, 7.09, 7.16, 7.17 and 7.27 of the Purchase Agreement, Article XI of the Bylaws or Sections 3 and 5 of the Addendum (including, without limitation, any obligation to make any payment for “Executive Sales/Marketing Consulting Services”) after the date hereof.

5. MPUK agrees that, except as expressly modified by this Waiver, the Purchase Agreement (as well as the Bylaws, Addendum and License Agreement, as applicable) shall remain in full force and effect as modified by this Waiver. Except as provided herein, this Waiver shall not be a waiver of any other section or provision of the Purchase Agreement (nor the Bylaws, the Addendum or License Agreement, as applicable). This Waiver shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to that body of law pertaining to choice of law or conflict of law.

6. MPUK agrees that its signature and that of its duly authorized officers may be exchanged by facsimile transmission, and that such signature shall be binding to the same extent, and have the same force and effect, as the exchange of an original written signature. The originals of such signature shall be sent to the other parties hereto by overnight courier.

(Signature Page Follows)

EXECUTED effective as of the date first set forth above.

MINORPLANET SYSTEMS, PLC

By:
Name:
Title:

STATE OF

COUNTY OF

Personally appeared before me, a notary public in and for the jurisdiction aforesaid,                                              , the                      of Minorplanet Systems, PLC, a United Kingdom public limited company, who acknowledged that he executed the above and foregoing Irrevocable Waiver and Consent to Amendment of Bylaws in his capacity as                      of Minorplanet Systems, PLC, and as the act of the company.

This the      day of                     , 2003.

NOTARY PUBLIC

My Commission Expires: